Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and among

PROMARK INTERNATIONAL, INC.

d/b/a PHOTOGENIC PROFESSIONAL LIGHTING

and

NATURE VISION, INC.

October 20, 2006

TABLE OF CONTENTS

Page

ARTICLE 1.	PURCHASE AND SALE OF ASSETS	1
1.1	Purchased Assets	1
1.2	Excluded Assets	3
1.3	Assumption of Liabilities	3
1.4	Excluded Liabilities	3
ARTICLE 2.	CONSIDERATION FOR THE PURCHASED ASSETS	4
2.1	Purchase Price	4
2.2	Purchase Price Adjustment	4
2.3	Procedures for Final Determination of Inventory	5
ARTICLE 3.	REPRESENTATIONS AND WARRANTIES OF SELLER	6
3.1	Organization and Power	6
3.2	Subsidiaries	6
3.3	Authorization; No Breach	6
3.4	Financial Statements	7
3.5	Absence of Undisclosed Liabilities	7
3.6	No Material Adverse Changes	7
3.7	Absence of Certain Developments	7
3.8	Title and Condition of Properties	8
3.9	Tax Matters	9
3.10	Contracts and Commitments	9
3.11	Proprietary Rights	11
3.12	Litigation; Proceedings	11
3.13	Brokerage	12
3.14	Governmental Consent, Etc.	12
3.15	Employees	12
3.16	Employee Benefit Plans	12
3.17	Affiliated Transactions	14
3.18	Compliance with Laws; Permits; Certain Operations	14
3.19	Product and Warranty Claims; Warranties	15
3.20	Inventory	15
3.21	Customers	15
3.22	Disclosure	15
ARTICLE 4.	REPRESENTATIONS AND WARRANTIES OF PURCHASER	15
4.1	Corporate Organization and Power	15
4.2	Authorization; No Breach	16
4.3	No Violation	16
4.4	Litigation	16
4.5	Brokerage	17
ARTICLE 5.	CLOSING TRANSACTIONS	17

i

TABLE OF CONTENTS

(continued)

Page

5.1	The Closing	17
5.2	Action to Be Taken at the Closing	17
5.3	Closing Documents	17
5.4	Possession	18
5.5	Nonassignable Contracts	18
ARTICLE 6.	CONDITIONS TO PURCHASER’S OBLIGATION TO CLOSE	19
6.1	Conditions to Purchaser’s Obligation	19
ARTICLE 7.	CONDITIONS TO SELLER’S OBLIGATION TO CLOSE	20
7.1	Conditions to Seller’s Obligation	20
ARTICLE 8.	INDEMNIFICATION	20
8.1	Indemnification by Seller	20
8.2	Indemnification by Purchaser	21
8.3	Method of Asserting Claims	21
8.4	Set-off	22
8.5	Maximum Liability	22
8.6	Exclusive Remedies	23
ARTICLE 9.	ADDITIONAL AGREEMENTS	23
9.1	Survival	23
9.2	Mutual Assistance	23
9.3	Press Release and Announcements	23
9.4	Expenses	23
9.5	Further Transfers	23
9.6	Transition Assistance	23
9.7	Confidentiality	23
9.8	Non-Compete; Non-Solicitation	24
9.9	Specific Performance	24
9.10	Remittances	25
9.11	Employees and Agents of Seller	25
ARTICLE 10.	MISCELLANEOUS	25
10.1	Amendment and Waiver	25
10.2	Notices	25
10.3	Assignment	26
10.4	Severability	27
10.5	No Third-Party Beneficiaries	27
10.6	No Strict Construction	27
10.7	Captions	27
10.8	Complete Agreement	27
10.9	Counterparts	27
10.10	Governing Law	27

ii

EXHIBITS

Exhibit A	—	Form of Transition Services Agreement
Exhibit B	—	Form of Promissory Note

i

DISCLOSURE SCHEDULES

Schedule 1.1(a)	—	Prepaid Assets Schedule
Schedule 1.1(b)	—	Inventory Schedule
Schedule 1.1(c)	—	Tangible Property Schedule
Schedule 1.1(e)	—	Intellectual Property Schedule
Schedule 1.1(k)	—	Computer Hardware and Software Schedule
Schedule 1.2	—	Excluded Assets Schedule
Schedule 1.3(b)	—	Assumed Liability Schedule
Schedule 2.1(a)	—	Purchase Price Allocation Schedule
Schedule 2.2(a)	—	Estimated Inventory Schedule
Schedule 3.1	—	Qualifications Schedule
Schedule 3.3	—	No Conflicts Schedule
Schedule 3.5	—	Undisclosed Liabilities Schedule
Schedule 3.7	—	Developments Schedule
Schedule 3.8(c)	—	Permitted Encumbrances Schedule
Schedule 3.10(a)	—	Contracts Schedule
Schedule 3.10(d)	—	Customer Contracts Schedule
Schedule 3.11	—	Proprietary Rights Schedule
Schedule 3.12	—	Litigation Schedule
Schedule 3.14	—	Consents Schedule
Schedule 3.15	—	Employees Schedule
Schedule 3.16	—	Employee Benefits Schedule
Schedule 3.17	—	Affiliated Transactions Schedule
Schedule 3.18(a)	—	Compliance Schedule
Schedule 3.18(b)	—	Permits Schedule
Schedule 3.19	—	Claims Schedule
Schedule 3.21	—	Customer List Schedule

ii

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT made as of October 20, 2006 (this “Agreement”) by and between PROMARK INTERNATIONAL, INC. d/b/a PHOTOGENIC PROFESSIONAL LIGHTING, an Illinois corporation (“Purchaser”), and NATURE VISION, INC., a Minnesota corporation (“Seller”).

W I T N E S S E T H:

WHEREAS, the Seller is engaged in the business of designing, manufacturing, marketing, distributing and selling cameras, electronic-flash equipment, and related accessories used in the photography business and marketed under the Norman, Lindahl and Camerz product lines (the “Business”); and

WHEREAS, on the terms and subject to the conditions of this Agreement, Purchaser desires to acquire from Seller and Seller desires to sell to Purchaser, substantially all of the assets and properties of the Seller, both tangible and intangible, as described herein on terms and conditions hereinafter set forth.

NOW, THEREFORE, the parties agree as follows:

ARTICLE 1.

PURCHASE AND SALE OF ASSETS

1.1          Purchased Assets. On the terms and subject to the conditions of this Agreement, on the Closing Date (as defined in Section 5.1), Purchaser shall purchase from Seller, and Seller shall sell, convey, assign, transfer and deliver to Purchaser all of the following assets related to the Business:

(a)          all prepayments, prepaid expenses, deferred charges, advance payments and security deposits as of the Closing Date listed on Schedule 1.1(a) (the “Prepaid Assets”);

(b)          all inventories (including raw materials, work-in-process and finished goods) and related supplies, including component parts, cartons and packaging materials, located at the Seller’s facilities or stored off-site, in transit to or from the Seller’s facilities or which otherwise relate to the Business which are listed on Schedule 1.1(b) (the “Inventory”);

(c)          Seller’s interests in only that machinery, equipment, fixtures, fittings, tools, dies, jigs, molds, printing films, office furnishings, shelving, spare parts and supplies and other tangible personal property, whether owned or leased which are listed on Schedule 1.1(c) (including, without limitation, items which have been fully depreciated or expensed);

(d)          all rights in and to products sold or leased (including, but not limited to, products hereafter returned or repossessed and unpaid and the Seller’s rights of rescission, replevin, reclamation and rights to inventory in transit) to the extent of any credit that is given by the Purchaser related to such products and to the extent Purchaser is not indemnified hereunder with respect to any such credit;

(e)          all intangible assets and intellectual property (including, without limitation, registered and unregistered trademarks, service marks and product line trade names, trade dress and other names, marks and slogans, including the names “Norman”, “Camerz”, “Photo Control” and “Lindahl” and any deviations thereof); all publishing and distribution rights, and all associated goodwill; all statutory, common law and registered copyrights; all patents, inventions, shop rights, know-how, trade secrets and confidential information; all registration applications for any of the foregoing; all interests in and to the telephone numbers of 800-787-8078, 763-537-3601 and 763-537-2852 and all listings pertaining to these telephone numbers along with all listings pertaining to the Business in other directories; all interest in web-sites and web addresses; together with all rights owned by Seller to use all of the foregoing and all other rights of Seller in, to, and under the foregoing in all countries, including, without limitation, such items as set forth on Schedule 1.1(e);

(f)           all discoveries, improvements, processes, formulae (secret or otherwise), data, confidential information, engineering, technical and shop drawings, specifications and ideas, whether patentable or not, all licenses and other similar agreements, and all drawings, records, books or other indicia, however evidenced, of the foregoing; all rights in and to any products or other intellectual property rights under research or development prior to or on the Closing Date;

(g)          all rights existing under purchase orders, sales and purchase agreements and orders, warranties, consents, orders, registrations, privileges, franchises, memberships, certificates, approvals or other similar rights, including, without limitation, all rights existing under the contracts listed on the Contracts Schedule and Customer Contracts Schedule (as defined in Section 3.10 hereof);

(h)          the right to receive all mail and other communications addressed to the Seller related directly to the Business (including, without limitation, mail and communications from customers, suppliers, distributors, agents and others and accounts receivable payments which are assets of the Purchaser);

(i)           all lists, records and files, or copies thereof, pertaining to customers, suppliers, distributors, personnel and agents and other books, ledgers, files, documents, correspondence, drawings and specifications and business records of every kind and nature;

(j)           all business and marketing plans and proposals and pricing and cost information;

(k)           all computer hardware, software and systems and licenses related thereto, proprietary or otherwise, related source codes, data and documentation which are listed on Schedule 1.1(k);

(l)            all creative materials (including, without limitation, photographs, films, art work, color separations and the like, catalogues, electronic data for catalogues, price lists, sell sheets, labels, cartons, advertising and promotional materials and all other printed or written materials); and

(m)          all goodwill as a going concern and all other intangible property related directly to the Business.

For purposes of the Agreement, the term “Purchased Assets” means all properties, assets and rights which Seller shall convey to Purchaser or shall be obligated to convey to Purchaser under this Agreement. The Purchaser will be deemed the owner of the Purchased Assets as of 12:01 a.m. on the Closing Date (the “Effective Time”).

1.2          Excluded Assets. Notwithstanding the foregoing, the following assets (the “Excluded Assets”) are expressly excluded from the purchase and sale contemplated hereby and, as such, are not included in the Purchased Assets:

(a)           cash, cash equivalents and marketable securities;

(b)           the minute books, member or unit records, articles of organization, operating agreement of Seller and other documents and correspondence that relate to Seller’s corporate organization and maintenance thereof;

(c)	all accounts receivable;

(d)           all rights in real estate except for rights under that certain Sublease between Seller and Purchaser dated the Closing Date;

(e)	those certain assets listed on Schedule 1.2; and
(f)	all of the Seller’s assets not included as part of the Purchased Assets.

1.3          Assumption of Liabilities. Subject to the conditions specified in this Agreement, on the Closing Date, Purchaser shall assume and agree to pay, defend, discharge and perform as and when due only the following liabilities and obligations of the Seller (the “Assumed Liabilities”):

(a)           the Seller’s obligations and liabilities under the contracts listed on the Contracts Schedule (Schedule 3.10(a)) and on the Customer Contract Schedule (Schedule 3.10(d)) for any activity following the Closing Date;

(b)          the Seller’s outstanding commitments as listed on Schedule 1.3(b) for goods and services which have not been delivered to Seller as of the Closing Date; and

(c)          the Seller’s obligations for warranty claims for products sold prior to the Closing up to $35,000 per year for a period of two years in liability as calculated pursuant to that certain Transition Services Agreement between Purchaser and Seller (the “Transition Services Agreement”), attached hereto as Exhibit A; provided, however, the parties hereto agree that certain repair work for Portrait Corporation of America (“PCA”) will be covered by a Vendor Agreement with PCA dated September 29, 2006.

1.4          Excluded Liabilities. Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall not assume or be liable for any liabilities or obligations of Seller other than the Assumed Liabilities and all such other liabilities or obligations shall be the responsibility of the Seller, including, but not limited to the following liabilities and obligations (the “Excluded Liabilities”):

(a)          any liabilities or obligations arising out of or in connection with charge backs, returns, allowances or customer adjustments relating to products sold by the Seller; and

(b)          any accounts payable or accrued liabilities or obligations relating to the operations of the Seller prior to the Closing Date, including, but not limited to, accrued liabilities or obligations related to vacation, accrued bonuses and incentives, other employee-related charges, accrued commissions, accrued rebates, accrued returns and any co-op advertising responsibilities.

ARTICLE 2.

CONSIDERATION FOR THE PURCHASED ASSETS

2.1          Purchase Price. The aggregate purchase price for the Purchased Assets shall be an amount equal to Two Million Four Hundred Twenty Three Thousand Two Hundred Fifty Two Dollars ($2,423,252) as adjusted pursuant to Section 2.2 hereof (the “Purchase Price”), which shall be payable to Seller as follows:

(a)          on the Closing Date by wire transfer of immediately available funds to such account or accounts as shall have been designated in writing by Seller in an amount equal to One Million Nine Hundred Ninety Eight Thousand Two Hundred Fifty Two Dollars ($1,998,252), subject to adjustment as provided for in Section 2.2(b) hereof;

(b)          on a date forty-five (45) days following the date of determination of the Final Inventory pursuant to Section 2.3 hereof, an amount equal to One Hundred Twenty Five Thousand Dollars ($125,000), subject to adjustment as provided in Section 2.2(b) hereof; and

(c)          by a promissory note in an amount equal to Three Hundred Thousand Dollars ($300,000) as adjusted pursuant to Section 2.2(b), substantially in the form attached hereto as Exhibit B (the “Promissory Note”) to be issued by Purchaser to Seller which shall be paid by Purchaser in accordance with the terms thereof.

The Purchase Price shall be allocated among the Purchased Assets as mutually agreed to by the parties and as set forth on Schedule 2.1 (the “Purchase Price Allocation”). The parties agree that the Purchase Price Allocation shall be used by them and respected for all purposes, including income tax purposes if in conformance with the rules and regulations of the Internal Revenue Code of 1986, as amended (the “Code”), and that the parties shall follow such allocation for all reporting purposes, including, without limitation, Internal Revenue Service (“IRS”) Form 8594.

2.2	Purchase Price Adjustment.

(a)          An estimate of the Inventory Value (as defined below) will be made as of the Effective Time based on a physical inventory taken by the Seller and Purchaser which shall be used to determine the Purchase Price (the “Estimated Inventory Value “) as provided for on Schedule 2.2(a) hereof. For purposes hereof, “Inventory Value” means 90% of the Seller’s cost of raw materials and finished goods Inventory related to the Business and 100% of the Seller’s cost of work in process Inventory related to the Business (such cost to exclude any warehouse costs, handling costs, insurance costs and any other related overhead costs).

Any Inventory which is defective which cannot be reworked in the reasonable discretion of Purchaser will not be included in the net realizable value calculation for the Inventory and will be given zero value for purposes of calculating the Purchase Price. Inventory which can be reworked will be included in the Inventory Value for purposes hereof; provided, however, such rework will be conducted by Purchaser at a cost equal to labor plus materials and be paid for by Seller. Inventory which is obsolete will not be excluded from the Estimated Inventory Value due to its unmerchantability.

(b)          If the Final Inventory Value (as defined below) is greater than $2,100,000, no adjustment shall be made to the Purchase Price. The Purchase Price shall be reduced by any amount by which the Estimated Inventory Value exceeds the Final Inventory Value (the “Payback Amount”) and a dollar for dollar reduction of the payment provided for in Section 2.1(b) hereof shall be made upon the final determination of such Payback Amount. If the Payback Amount exceeds the amount of Purchase Price payable pursuant to Section 2.1(b) hereof, Purchaser shall reduce the Promissory Note referred to in Section 2.1(c) hereof by an amount equal to such excess within ten (10) days of final determination of the Payback Amount; provided such reduction of the Promissory Note shall not exceed $200,000. If the Payback Amount exceeds the amount of Purchase Price provided for in Section 2.1(b) and $200,000 of the Promissory Note pursuant to Section 2.1(c), the Seller shall pay Purchaser an amount equal to such excess within ten (10) days of final determination of the Payback Amount.

2.3	Procedures for Final Determination of Inventory.

(a)          An estimate of the Inventory Value shall be taken by Purchaser and Seller as of the Effective Time as provided in Section 2.2 hereof.

(b)          Within ninety (90) days of the Closing Date, Purchaser shall prepare and deliver to Seller at Purchaser’s sole cost and expense a statement (the “Inventory Report”) setting forth Purchaser’s determination of the Inventory for the Seller as of the Effective Time.

(c)          Within thirty (30) days after receipt of the Inventory Report, Seller shall deliver to Purchaser a detailed written statement describing its objections, if any, to such determination of the Inventory Value. If Seller does not raise any objections within the 30-day period, the Purchaser’s determination of the Inventory Value shall become final and binding upon all parties. If Seller does raise any objections, Purchaser and Seller shall use reasonable efforts to resolve any such disputes. If a final resolution is not obtained within thirty (30) days after Seller shall have submitted its objections to Purchaser, any remaining disputes shall be resolved by an accounting firm mutually agreeable to Purchaser and Seller. If Purchaser and Seller are unable to mutually agree on such an accounting firm within five (5) days after the expiration of said 30-day period, an accounting firm shall be selected by lot from six (6) accounting firms, none of which have ever performed services for Purchaser or Seller, with each of Purchaser and Seller submitting three names of accounting firms (the “Neutral Auditor”). The determination of the Neutral Auditor shall be set forth in writing and shall be conclusive and binding upon the parties, and the fees and expenses of such firm shall be paid one-half by Purchaser and one-half by Seller. For purposes hereof, “Final Inventory Value” is the Inventory Value determined by this Section 2.3(c).

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES

OF SELLER

As an inducement to Purchaser to enter into this Agreement, Seller represents and warrants to Purchaser as of the date hereof and as of the Closing Date that:

3.1          Organization and Power. Seller is a corporation duly organized, validly existing and in good standing under the laws of Minnesota. Seller is qualified to do business as a foreign entity and is in good standing in the jurisdictions specified on the “Qualifications Schedule” attached hereto as Schedule 3.1, which are all jurisdictions in which ownership of the Purchased Assets or the conduct of the Business requires it to be so qualified. The Seller has all corporate power and authority and all material licenses, permits and other authorizations necessary to own and operate its properties and to carry on its business as now conducted as they relate to the Business. The articles of incorporation and by-laws of Seller which have been previously furnished to Purchaser reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete.

3.2          Subsidiaries. Seller owns no stock, membership interest, partnership interest, joint venture interest or other security or interest in any other corporation, limited liability company, organization or entity related to the Business.

3.3          Authorization; No Breach. The execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the transactions contemplated hereby and thereby have been duly and validly authorized by Seller. No other act or proceeding on the part of Seller, its shareholders, directors or officers is necessary to authorize the execution, delivery or performance of this Agreement, any other agreement contemplated hereby or the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Seller and this Agreement constitutes, and the other agreements contemplated hereby upon execution and delivery by Seller shall each constitute, a valid and binding obligation of Seller, enforceable against it in accordance with their terms. Except as set forth on Schedule 3.3, the execution, delivery and performance of this Agreement and the other agreements contemplated hereby by Seller and the consummation of the transactions contemplated hereby and thereby do not and shall not (a) conflict with or result in any breach of any of the provisions of, (b) constitute a default under, result in a violation of, or cause the acceleration of any obligation under, (c) result in the creation of any lien, security interest, charge or encumbrance upon any of the Purchased Assets under, or (d) require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body under the provisions of Seller’s articles of incorporation, by-laws, any indenture, mortgage, lease, loan agreement or other agreement or instrument to which Seller is bound or affected or any law, statute, rule, regulation, judgment, order or decree to which Seller is subject or by which any of the Purchased Assets are bound.

3.4          Financial Statements. Seller has furnished Purchaser with copies of (a) its audited balance sheet as of December 31, 2005 and the related audited financial statements for the twelve-month period then ended (the “Latest Balance Sheet”), (b) its audited balance sheets as of December 31, 2004 and December 31, 2003 and the related audited financial statements for the fiscal years then ended, and (c) internally prepared unaudited financial statements for the Seller as at and for the six-month period ended June 30, 2006. Each of the foregoing financial statements has been based upon the information contained in Seller’s books and records (which are accurate and complete in all material respects) and fairly presents the financial condition and results of operations of Seller as of the times and for the periods referred to therein, and such financial statements contain proper accruals and adequate reserves and have been prepared in accordance with generally accepted accounting principles, consistently applied throughout the periods indicated, except as otherwise noted therein.

3.5          Absence of Undisclosed Liabilities. As of the Closing (as defined in Section 5.1), except as set forth on Schedule 3.5, Seller shall have no liabilities or obligations whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to Seller, whether due or to become due, arising out of or related to transactions entered into at or prior to the Closing, or out of any action or inaction by Seller or any employee, agent, licensee or contractor of any of them at or prior to the Closing related to the Purchased Assets or the Business, or out of any state of facts existing at or prior to the Closing, regardless of when any such liability or obligation is asserted, including, without limitation, taxes with respect to or based upon transactions or events occurring on or before the Closing or any errors in billing by Seller with respect to transactions or events occurring on or before the Closing related to the Purchased Assets or the Business, except (a) liabilities and obligations reflected on Seller’s Latest Balance Sheet, and (b) liabilities and obligations which have arisen after the date of Seller’s Latest Balance Sheet in the ordinary course of business (none of which is a liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit).

3.6          No Material Adverse Changes. Since the date of the Latest Balance Sheet, there has been no material adverse change in the financial condition, operating results, assets, operations, employee relations, customer relations or business prospects of the Seller as they relate to the Business.

3.7          Absence of Certain Developments. Except as set forth in the “Developments Schedule” attached hereto as Schedule 3.7, since the date of the Latest Balance Sheet, Seller has not, as it relates to the Business or the Purchased Assets:

(a)          mortgaged, pledged or subjected to any lien, charge or any other encumbrance, any portion of the Purchased Assets, except liens for current property taxes not yet due and payable;

(b)          sold, assigned or transferred, or agreed to do so, any of the Purchased Assets, except in the ordinary course of business or canceled without fair consideration any material debts or claims owing to or held by it;

(c)          sold, assigned, transferred, abandoned or permitted to lapse any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets, or disclosed any material proprietary confidential information to any person;

(d)          made, or agreed to make, any capital expenditures or commitments therefore that aggregate in excess of $50,000;

(e)          suffered any extraordinary losses or waived any rights of material value, whether or not in the ordinary course of business or consistent with past practice;

(f)           entered into, or agreed to enter into, any other material transaction other than in the ordinary course of business;

(g)          failed to replenish the Seller’s supplies in a normal and customary manner consistent with its prior practice and prudent business practices prevailing in the industry, or made any purchase commitment of services or goods in excess of the normal, ordinary and usual requirements of its business or at any price in excess of the then current market price or upon terms and conditions more onerous than those usual and customary in the industry, or made any change in its selling, pricing, advertising or personnel practice inconsistent with its prior practice and prudent business practices prevailing in the industry; or

(h)          suffered any material damage, destruction or casualty loss to the Purchased Assets, whether or not covered by insurance.

3.8	Title and Condition of Properties.

(a)          The Seller owns no real estate related to the Business other than the property located at 4800 Quebec Avenue North, Minneapolis, Minnesota 55428.

(b)          The Seller holds no leasehold interest in real estate related to the Business.

(c)          Except as set forth on Schedule 3.8(c), Seller owns good and marketable title, free and clear of all liens, charges, security interests, encumbrances, encroachments and claims of others, to all of the Purchased Assets, except for leased equipment, for liens of current taxes not yet due and payable (“Permitted Encumbrances”), and all of such personal property is necessary or useful in the conduct of the Business. At the Closing, Seller shall sell, assign, transfer and convey to Purchaser all of the personal property included within the Purchased Assets, free and clear of all liens, security interests, charges, encumbrances and claims of others, other than Permitted Encumbrances.

(d)          Seller’s leased premises, machinery, equipment and other tangible assets are in good condition and repair in all material respects, have been maintained in accordance with normal industry standards and are usable in the ordinary course of business. Seller owns or leases under valid leases all buildings, machinery, equipment and other tangible assets necessary for the conduct of the Business.

(e)          The Purchased Assets and the Excluded Assets, together with the services and arrangements described on the Contracts Schedule, comprise all assets and services required for the continued conduct of the Business by the Purchaser as now being conducted. The Purchased Assets and the Excluded Assets, taken as a whole, constitute all the properties and assets relating to or used or held for use in connection with the Business during the past twelve months (except supplies utilized, cash disposed of, accounts receivable collected, prepaid expenses realized, Contracts fully performed, properties or assets replaced by equivalent or superior properties or assets, in each case in the ordinary course of business). There are no assets or properties used in the operation of the Business and owned by any Person other than the Seller that will not be leased or licensed to the Purchaser under valid, current leases or license arrangements, except as set forth in this Agreement. The Purchased Assets are in all material respects adequate for the purposes for which such assets are currently used or are held for use, and are in reasonably good repair and operating condition (subject to normal wear and tear) and there are no facts or conditions affecting the Purchased Assets which could, individually or in the aggregate, interfere in any material respect with the use, occupancy or operation thereof as currently used, occupied or operated, or their adequacy for such use.

3.9	Tax Matters.

(a)          Seller has duly filed all federal, foreign, state and local tax information and tax returns of any and every nature and description (the “Returns”) required to be filed by it (all such returns being accurate and complete in all material respects) and has duly paid or made provision for the payment of all taxes and other governmental charges (including without limitation any interest, penalty or additions to tax thereto) which have been incurred or are shown to be due on said Returns or are claimed in writing by the appropriate taxing authority to be due from Seller or imposed on Seller or its properties, assets, income, franchises, leases, licenses, sales or use, by any federal, state, local or foreign taxing authorities (collectively, the “Taxes”) on or prior to the date hereof, other than Taxes which are being contested in good faith and by appropriate proceedings and as to which Seller has set aside on its books adequate reserves or which may be attributable to the transactions contemplated hereby. Neither the IRS nor any foreign, state, local or other taxing authority is in the process of examining any federal, foreign, state, local or other tax return of Seller. There are no disputes pending, or claims asserted, for Taxes upon Seller.

(b)          All monies required to be withheld from employees, independent contractors, shareholders, or creditors of Seller for Taxes, including, but not limited to, income taxes, back-up withholding taxes, social security and unemployment insurance taxes or collected from customers or others as Taxes, including, but not limited to, sales, use or other taxes, have been withheld or collected and paid, when due, to the appropriate governmental authority, or if such payment is not yet due, an adequate reserve has been established for such Taxes.

3.10	Contracts and Commitments.

(a)          Except as set forth in Section 3.16 or in the “Contracts Schedule” attached hereto as Schedule 3.10(a) or in the “Customer Contracts Schedule” attached hereto as Schedule 3.10(d), Seller is not a party to any:

(i)           contract with any labor union or contract for the employment of any officer, individual employee or other person on a full-time, part-time or consulting basis;

(ii)          mortgaging, pledging or otherwise placing a lien on any of the Purchased Assets;

(iii)	license or royalty agreement related to the Business;

(iv)         lease or agreement related to the Business under which it is lessee of or holds or operates any personal property owned by any other party;

(v)          lease or agreement related to the Business under which it is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it;

(vi)         contract or group of related contracts related to the Business with the same party for the purchase or sale of products or services other than the Customer Contracts (as defined in Section 3.10(d) hereof);

(vii)       other contract related to the Business with any party continuing over a period of more than six months from the date or dates thereof, not terminable by it on thirty (30) days’ or less notice without penalties;

(viii)      contract which prohibits it from freely engaging in the Business anywhere in the world;

(ix)         contract relating to the distribution of its products as it relates to the Business; or

(x)          other agreements related to the Business whether or not entered into in the ordinary course of business but not including insurance agreements.

(b)          Except as specifically disclosed in the Contracts Schedule or the Customer Contracts Schedule, (i) to the Seller’s knowledge, no contract or commitment related to the Business has been breached in any respect or canceled by the other party; (ii) since December 31, 2005, no supplier of the Business has notified the Seller that it shall stop or decrease in any material respect the rate of business done with the Seller; (iii) the Seller has in all respects performed all the obligations required to be performed by it to the date of this Agreement and is not in receipt of any claim of default under any material lease, contract, commitment or other agreement related to the Business to which it is a party; (iv) to Seller’s knowledge, no event has occurred which with the passage of time or the giving of notice or both would result in a breach or default under any lease, contract, instrument or other agreement related to the Business to which the Seller is a party and which is related to the Business; and (v) the Seller is not a party to any contract which is adverse to the Business’s operations, financial condition, operating results or business prospects.

(c)          Purchaser has been supplied with a true and correct copy of all written contracts which are referred to on the Contract Schedule and Customer Contracts Schedule, together with all amendments, waivers or other changes thereto.

(d)          Seller has no knowledge of any (i) pending or threatened termination, cancellation, limitation, modification or change in any of the Seller’s business relationships with any customer or group of customers, any vendor or supplier related to the Business or (ii) changes or pending changes in any law, rule, regulation, technology, or business relationship or other circumstance that could result in the loss of any customers related to the Business after the date hereof. Each contract, agreement or lease with customers of Seller relating to the Business (“Customer Contracts”) are listed on Schedule 3.10(d) (the “Customer Contracts Schedule”). Except as indicated on the Customer Contract Schedule, (A) each of the Customer Contracts is valid, enforceable and in full force and effect in accordance with the terms thereof, (B) there is no existing default or event or condition which, with notice or lapse of time or both, would constitute an event of default under any Customer Contract, (C) no Customer Contract has been amended, modified, supplemented or otherwise altered orally, in writing or by course of conduct, (D) no Customer Contract requires the consent of the Customer or any other party to affect a valid assignment thereof to Purchaser without causing a default or giving rise to a right of termination thereunder and (E) each Customer Contract complies with all applicable laws, rules and regulations.

3.11       Proprietary Rights. Set forth on the “Proprietary Rights Schedule” attached hereto as Schedule 3.11 is a list and summary description of all patents, patent applications, trademarks, service marks, trade names, corporate names and copyrights owned by Seller which are related to the Business or used by the Seller in the conduct of the Business and owned by any third party other than the Seller. Except as set forth on Schedule 3.11, Seller owns and possesses all right, title and interest in and to the proprietary rights necessary to conduct the Business. Seller has taken all necessary or desirable action to protect the proprietary rights necessary or desirable to conduct the Business. Seller has not received any notices of infringement, misappropriation, invalidity or conflict from any third party with respect to such proprietary rights. To Seller’s knowledge, Seller has not infringed, misappropriated or otherwise conflicted with any proprietary rights of any third parties and, to the best of Seller’s knowledge, Seller’s proprietary rights have not been infringed by any third parties.

3.12       Litigation; Proceedings. Except as disclosed on the “Litigation Schedule” attached hereto as Schedule 3.12, there are no actions, suits, proceedings, orders or investigations pending or, to the best of Seller’s knowledge, threatened against or affecting Seller at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. No officer, director, employee or agent of Seller has been or is authorized to make or receive, and Seller knows of no such person making or receiving, any bribe, kickback or other illegal payment at any time. Within the three years preceding the date hereof, Seller has not received any opinion or legal advice in writing to the effect that Seller is exposed from a legal standpoint to any liability or disadvantage which may be material to the Business as previously or presently conducted. Notwithstanding anything else herein to the contrary, Seller has not received any opinion or legal advice from any legal counsel that any of its activities or conduct constitutes a basis for, or will expose the Seller to, liability, including liability for misrepresentations or false statements, concerning the cost, performance, tax treatment or results to be expected with respect to any of the plans or policies placed by Seller.

3.13       Brokerage. Except for the amounts owed to Quazar Capital Corporation which are the Seller’s obligations, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller.

3.14	Governmental Consent, Etc.

(a)          No permit, consent, approval or authorization of, or declaration to or filing with, any governmental or regulatory authority is required in connection with the execution, delivery or performance of this Agreement by Seller, or the consummation by Seller of any of the transactions contemplated hereby and thereby, except as disclosed on the “Consents Schedule” attached hereto as Schedule 3.14.

(b)          The Consents Schedule attached hereto as Schedule 3.14 sets forth all governmental approvals or thirty-party consents necessary for, or otherwise material to, the conduct of the Business, including but not limited to, all consents and assignments required to transfer all fees, bonuses and commissions paid by insurance carriers, customers and brokers/dealers. All such governmental approvals and consents have been duly obtained and are in full force and effect, and Seller is in compliance with each of such governmental approvals and consents held by it with respect to the Purchased Assets and the Business.

3.15       Employees. Seller has complied in all material respects with all applicable laws relating to the employment of labor and independent contractors related to the Business, including provisions thereof relating to wages, hours, equal opportunity, immigration, collective bargaining, disabilities, family leave and the payment of social security and other taxes. Except as disclosed on the “Employees Schedule” attached hereto as Schedule 3.15, Seller has no existing relationships with any union or employee representative or any labor relations problems, and there has been no union organization efforts with respect to the Business within the last five years.

3.16	Employee Benefit Plans.

(a)          Definitions. When used in this Section 3.16, the following terms have the following meanings:

(i)           “Benefit Arrangement” means any agreement or arrangement providing for severance benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life insurance benefits, health benefits, disability or accident benefits, or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits (A) which is not a Welfare Plan, Pension Plan or Multiemployer Plan, (B) which Seller or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, and (C) which covers any employee or former employee of Seller or an ERISA Affiliate.

(ii)          “Benefit Plans” means all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans.

(iii)         “ERISA” means the Employment Retirement Income Security Act of 1974, as amended, and any lawful rules and regulations promulgated thereunder.

(iv)         “ERISA Affiliate” means any entity which is (or at any relevant time was) a member of a “controlled group of corporations” with, or under “common control” with, Seller, as defined in Section 414(b) or (c) of the Code, or any entity which is otherwise required to be aggregated and treated as one employer with the Seller under Section 414(m) or (o) of the Code.

(v)          “Multiemployer Plan” means any “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA, (A) which Seller or any ERISA Affiliate contributes to or is required to contribute to and (B) which covers any employee or former employee of Seller or any ERISA Affiliate.

(vi)         “Pension Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) (A) which Seller or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to and (B) which covers any employee or former employee of Seller or an ERISA Affiliate.

(vii)       “Welfare Plan” means any “employee welfare benefit plan” as defined in Section 3(1) of ERISA, (A) which Seller or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to and (B) which covers any employee or former employee of Seller or any ERISA Affiliate.

(b)          Disclosure and Delivery of Documents. Schedule 3.16 contains a complete and accurate list of all Benefit Plans that cover any employees or former employees of Seller which relate to the Business. Seller has provided to Purchaser true and correct copies of all Benefit Plans that cover any employees of Seller who work in the Business.

(c)	Representations. Seller represents and warrants as follows:
(i)	Pension Plans.

(1)          No “accumulated funding deficiency” (for which an excise tax is due or would be due in the absence of a waiver) as defined in Section 412 of the Code or as defined in Section 302(a)(2) of ERISA, whichever may apply, exists with respect to any Pension Plan (whether or not waived).

(2)          No security is required to be provided with respect to a Pension Plan under Section 401(a)(29) of the Code.

(3)          No termination has occurred within the 6 years prior to the Closing Date with respect to any Pension Plan that has resulted in any termination liability under Section 4061 or 4062 of ERISA to the Seller or any ERISA Affiliate that has not been satisfied prior to the Closing Date.

(4)          All premiums (and interest charges and penalties for late payment, if applicable) due the Pension Benefit Guaranty Corporation have been paid with respect to each Pension Plan for each plan year thereof for which such premiums are required. Within the past six (6) years, no proceeding has been commenced by the Pension Benefit Guaranty Corporation to terminate any Pension Plan.

(ii)          Multiemployer Plans. Neither the Seller nor any ERISA Affiliate has contributed to or had an obligation to contribute to any Multiemployer Plan within the 6 years prior to the Closing Date.

(iii)         Benefit Plans. Seller has not incurred, and as of the Closing Date will not incur, any liability with respect to any Benefit Plan which creates a lien upon, or can be collected from, the Purchased Assets, nor which may impose, directly or indirectly, any obligation or liability on Purchaser, as a successor employer or otherwise. It is expressly understood and agreed that Purchaser is not assuming any of the Benefit Plans and that Seller shall retain all assets and liabilities with respect to the Benefit Plans.

3.17       Affiliated Transactions. Except as set forth on the “Affiliated Transaction Schedule” attached hereto as Schedule 3.17, no officer, director or affiliate of the Seller or any person related by blood or marriage to any such person or any entity in which any such person owns any beneficial interest is a party to any agreement, contract, commitment or transaction related to the Business or has any interest in any property used by the Seller in the Business.

3.18	Compliance with Laws; Permits; Certain Operations.

(a)          The Seller and its officers, directors, agents and employees have complied in all material respects with all applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof which affect the Business or the Purchased Assets and no claims have been filed against Seller alleging a violation of any such law or regulation related to the Business, except as set forth on the “Compliance Schedule” attached hereto as Schedule 3.18(a). In particular, but without limiting the generality of the foregoing, Seller has not received a notice or charge asserting any violation and the Seller has no knowledge, nor has any reason to know, of any violation, of the Immigration Reform and Control Act of 1986, the Occupational Safety and Health Act of 1970, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Toxic Substances Control Act of 1976, the Americans With Disabilities Act, or any other state or federal act (including rules and regulations thereunder) regulating or otherwise affecting the employment of aliens, employee health and safety, the environment, zoning, building, fire or other ordinances or any other aspect of the Business.

(b)          The Seller holds all of the permits, licenses, certificates and other authorizations of foreign, federal, state and local governmental agencies required for the conduct of the Business all of which are set forth in the “Permits Schedule” attached hereto as Schedule 3.18(b). The Seller has not received any notice (and the Seller has no reason to believe) that revocation is being considered with respect to any of such licenses, permits, certificates or authorizations, or that the Seller is in violation of any such license, permit, certificate or authorization.

3.19       Product and Warranty Claims; Warranties. Except as disclosed in the “Claims Schedule” attached hereto as Schedule 3.19, the Seller has no knowledge of and has not received during the period from January 1, 2005 through October 17, 2006 any claim or notice with respect to any occurrences arising out of the use of, or related to, the products designed, sold, implemented, monitored or serviced by or on behalf of the Seller related to the Business, which has resulted in any claim or notice that any such products do not conform to any agreement, representation or warranty made by the Seller (or implied by law) with respect to such products. The Seller is covered against all damages, liability and expenses for any claims based upon products designed, sold, implemented, monitored or serviced by or on behalf of the Seller (including, but not limited to, costs of investigation and attorneys’ fees and expenses) under policies of insurance, except as to warranty claims included in the Assumed Liabilities and as to claims for breach of any agreement, representation or warranty made with respect to such products against which the Seller has established good and sufficient reserves therefor on their books and records.

3.20       Inventory. The Inventory of the Seller reflected on the Inventory Schedule is stated at cost and in a manner consistent with past practice. Except as otherwise described, such Inventory consists only of items in good condition and saleable or useable in the ordinary course of business. Any Inventory supplies, including but not limited to, labels and bar codes, are useable for existing products.

3.21       Customers. The Seller has delivered to Purchaser an accurate list (which is set forth on Schedule 3.21) of all customers of the Seller as it relates to the Business from January 1, 2002 through the Closing Date, including any customers with respect to which any transactions are pending as of the date hereof.

3.22       Disclosure. Neither this Agreement nor any of the schedules, attachments or exhibits hereto contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading. There is no material fact which has not been disclosed to Purchaser of which the Seller or any manager, officer, director or key employee of the Seller is aware and which materially adversely affects the Business or the Purchased Assets.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

As an inducement to Seller to enter into this Agreement, Purchaser hereby represents and warrants to Seller as of the date hereof and as of the Closing Date that:

4.1          Corporate Organization and Power. Purchaser is a corporation duly organized and validly existing under the laws of the State of Illinois with full power and authority to enter into this Agreement and the other agreements contemplated hereby and perform its obligations hereunder and thereunder. The Purchaser has all requisite power and authority and all material licenses, permits and other authorizations necessary to own and operate the Business.

4.2          Authorization; No Breach. The execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the transactions contemplated hereby and thereby have been duly and validly authorized by Purchaser. No other act or proceeding on the part of Purchaser, its shareholders or directors is necessary to authorize the execution, delivery or performance of this Agreement, any other agreement contemplated hereby or the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Purchaser and this

Agreement constitutes, and the other agreements contemplated hereby upon execution and delivery by Purchaser shall each constitute, a valid and binding obligation of Purchaser enforceable against it in accordance with their terms. The execution, delivery and performance of this Agreement and the other agreements contemplated hereby by Purchaser and the consummation of the transactions contemplated hereby and thereby do not and shall not (a) conflict with or result in any breach of any of the provisions of, (b) constitute a default under, result in a violation of, or cause the acceleration of any obligation under, or (c) require an authorization, consent, approval, exemption or other action by or notice to any court or other governmental body under the provisions of Purchaser’s articles of incorporation, by-laws, any indenture, mortgage, lease, loan agreement or other agreement or instrument to which Purchaser is bound or affected or any law, statute, rule, regulation, judgment, order or decree to which Purchaser is subject or by which any of the Purchased Assets will be bound.

4.3          No Violation. Purchaser is not subject to or obligated under its articles of incorporation, its by-laws, any applicable law, rule or regulation of any governmental authority, or any agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree which would materially, adversely affect its ability to perform this Agreement or the other agreements contemplated hereby. Neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by Purchaser pursuant hereto, nor the consummation by Purchaser of the transactions contemplated hereby and thereby (a) will violate any applicable law or order, (b) will require any authorization, consent, approval, exemption or other action by or notice to any court or governmental body, or (c) will violate or conflict with, or constitute a default under, or will result in the termination of, or accelerate the performance required by any term or provision of the Purchaser’s By-laws or of any agreement or restriction of any kind or character to which Purchaser is a party or by which Purchaser or any of its assets or properties may be bound or affected.

4.4          Litigation. There are no actions, suits, proceedings, orders or investigations pending or, to the best of Purchaser’s knowledge, threatened against or affecting Purchaser, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would materially adversely affect Purchaser’s performance under this Agreement or the consummation of the transactions contemplated hereby.

4.5          Brokerage. There are no claims for brokerage commissions, finders fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Purchaser.

ARTICLE 5.

CLOSING TRANSACTIONS

5.1          The Closing. Subject to the conditions contained in this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Vedder, Price, Kaufman & Kammholz, P.C. at 10:00 a.m. local time on October 20, 2006, or on such other date as may be mutually agreeable to the parties. The date and time of the Closing are referred to herein as the “Closing Date.”

5.2          Action to Be Taken at the Closing. The sale, conveyance, assignment and delivery of the Purchased Assets and the payment of the Purchase Price pursuant to the terms of this Agreement shall take place at the Closing, and, simultaneously, the other transactions contemplated by this Agreement shall take place by the delivery of all of the closing documents set forth in Section 5.3.

5.3	Closing Documents.

(a)          Seller shall deliver to Purchaser at the Closing the following documents, duly executed by Seller where necessary to make them effective:

(i)           an opinion addressed to Purchaser and dated the Closing Date, in form and substance satisfactory to Purchaser and Seller;

(ii)          copies of all necessary third party and governmental consents, approvals, releases and filings required in order to effect the transactions contemplated by this Agreement;

(iii)         such stamped recordable warranty deeds, instruments of sale, transfer, assignment, conveyance and delivery, as are required in order to transfer to Purchaser good and marketable title to the Purchased Assets, free and clear of all liens, charges, security interests and other encumbrances, except for Permitted Encumbrances, including but not limited to a Bill of Sale;

(iv)         certified copies of the resolutions duly adopted by the directors of Seller authorizing the execution, delivery and performance of this Agreement and each of the other agreements contemplated hereby, and the consummation of all other transactions contemplated by this Agreement, certified by the Secretary of the Seller;

(v)          all of the Seller’s contracts and commitments, files, books, records and other data directly relating to the Business and the Purchased Assets (except in the event the originals are required by law to be kept by the Seller or the originals also relate to the Seller’s operation not being sold, copies of such documents shall be delivered to the Purchaser);

(vi)         copies of good standing certificates in all jurisdictions where the Seller is qualified to do business in which ownership of the Purchased Assets or the conduct of the Business requires Seller to be so qualified;

(vii)        a certificate of the Seller, certifying as to the correctness and completeness of the Articles of Incorporation and By-laws of Seller, as appropriate, and all amendments thereto;

(viii)       the Estimated Inventory Report along with the detail for each component of the Inventory;

(ix)	the Transition Services Agreement; and

(x)          such other documents or instruments as Purchaser may reasonably request to effect the transactions contemplated hereby.

All of the foregoing documents in this Section 5.3(a) shall be reasonably satisfactory in form and substance to Purchaser and shall be dated the Closing Date.

(b)          Purchaser shall deliver to Seller at the Closing the following items, duly executed by Purchaser where necessary to make them effective:

(i)           the amount of the Purchase Price payable at Closing as provided in Section 2.1;

(ii)          an opinion addressed to Seller and dated the Closing Date, in form and substance satisfactory to Seller and Purchaser;

(iii)         copies of all necessary third party and governmental consents, approvals, releases and filings required in order for Purchaser to effect the transactions contemplated by this Agreement;

(iv)	the fully executed Promissory Note;
(v)	the Transition Services Agreement; and

(vi)         such other documents or instruments as Seller reasonably may request to effect the transactions contemplated hereby.

All of the foregoing documents in this Section 5.3(b) shall be reasonably satisfactory in form and substance to Seller and shall be dated as of the Closing Date.

5.4          Possession. Simultaneously with the Closing, Seller shall take such steps as may be requisite or desirable to put Purchaser in actual possession and operating control of the Business and the Purchased Assets.

5.5          Nonassignable Contracts. To the extent that the assignment hereunder by Seller to Purchaser of the Contracts is not permitted or any other rights or is not permitted without the consent of any other party to the Contract, this Agreement shall not be deemed to constitute an assignment of any such Contract if such consent is not given or if such assignment otherwise would constitute a breach of, or cause a loss of contractual benefits under, any such Contract, and Purchaser shall assume no obligations or liabilities thereunder. Seller shall advise Purchaser promptly in writing with respect to any Contract which it knows, should know or has reason to know that it will not receive any required consent. Without in any way limiting Seller’s obligation to obtain all consents necessary for the sale, transfer, assignment and delivery of the Contracts and the Purchased Assets to Purchaser hereunder, if any such consent is not obtained or if such assignment is not permitted irrespective of consent and the Closing hereunder is consummated, Seller shall cooperate with Purchaser in any reasonable arrangement designed by Purchaser to provide Purchaser with the rights and benefits, subject to the obligations, under the Contract, including enforcement for the benefit of Purchaser of any and all rights of Seller against any other person arising out of breach or cancellation by such other person.

ARTICLE 6.

CONDITIONS TO PURCHASER’S OBLIGATION TO CLOSE

6.1          Conditions to Purchaser’s Obligation. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

(a)          the representations and warranties set forth in Article 3 hereof shall be true and correct in all material respects at and as of the Closing as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties, subject to such matters as are consented to in writing by Purchaser;

(b)          Seller shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement prior to the Closing;

(c)          there shall have been no material adverse change in the operations, financial condition, operating results, assets or business of the Business;

(d)          all consents by third parties that are required for the transfer of the Purchased Assets and the Business to Purchaser as contemplated hereby, that are required for the consummation of the transactions contemplated hereby or that are required to prevent a breach of, or a material default under or a termination or modification of any instrument, contract, license, lease or other agreement to which Seller is a party or to which any of the Purchased Assets is subject, and, other than Permitted Encumbrances, releases of all liens, charges, security interests, encumbrances and claims of others on or with respect to the Purchased Assets shall have been obtained on terms and conditions reasonably satisfactory to Purchaser; and

(e)          Purchaser shall have obtained financing for the transaction in amounts and on terms reasonably satisfactory to Purchaser and obtained the consent of the senior lender to the transaction.

Any conditions specified in this Section 6.1 may be waived by Purchaser; provided that no such waiver shall be effective unless it is set forth in a writing executed by Purchaser. If the transaction contemplated hereunder is completed, all conditions under this Section 6.1 shall be considered met or waived.

ARTICLE 7.

CONDITIONS TO SELLER’S OBLIGATION TO CLOSE

7.1          Conditions to Seller’s Obligation. The obligation of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date:

(a)          the representations and warranties set forth in Article 4 hereof shall be true and correct in all material respects at and as of the Closing as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties; and

(b)          Purchaser shall have performed in all material respects all the covenants and agreements required to be performed by it under this Agreement prior to the Closing.

Any condition specified in this Section 7.1 may be waived by Seller; provided that no such waiver shall be effective against Seller unless it is set forth in a writing executed by Seller. If the transaction contemplated hereunder is completed, all conditions under this Section 7.1 shall be considered met or waived.

ARTICLE 8.

INDEMNIFICATION

8.1          Indemnification by Seller. Seller agrees to and shall indemnify in full Purchaser and its shareholders, officers, directors and employees (collectively, the “Purchaser Indemnified Parties”) and defend and hold them harmless against any loss, liability, deficiency, damage, expense or cost (including reasonable legal expenses) that Purchaser Indemnified Parties may suffer, sustain or become subject to as a result of (a) any misrepresentation in any of the representations or breach of any of the warranties of Seller contained in this Agreement or in any exhibits, schedules, certificates delivered or to be delivered pursuant to the terms of this Agreement, the Transition Services Agreement or in any other agreements executed in connection with this Agreement or otherwise incorporated in this Agreement (collectively, the “Related Documents”), (b) any breach of, or failure to perform, any agreement or covenant of Seller contained in this Agreement or any of the Related Documents, (c) except for the Assumed Liabilities, any claims, losses, costs or expenses related to any products of Seller sold on or prior to the Closing Date or related to the finished goods Inventory purchased hereunder (as identified as finished goods on Schedule 2.2(a), and referenced by date code and serial number as being manufactured before Closing), (d) any Excluded Liabilities, (e) any claims, losses, costs or related expenses (including the reasonable attorneys’ fees) resulting from or arising from the rights of any creditors of Seller pursuant to any bulk sales laws which may apply as a result of the sale of the Purchased Assets to Purchaser, (f) Seller’s use of the Facility (as defined in the Transition Services Agreement), or (g) except for the Assumed Liabilities, any claim, liability or contingent liability arising out of the operations of the Seller prior to the Closing Date disclosed on any schedule hereto, including, but not limited to, any amounts owed with respect to litigation, employment disputes or severance obligations (collectively, “Purchaser Losses”). In the event any Purchaser Indemnified Party incurs any Purchaser Losses, Purchaser, in addition to all other rights and remedies available to it under this Agreement, shall have the right to set off the amount of such Purchaser Losses against any amounts owed Seller.

8.2          Indemnification by Purchaser. Purchaser agrees to indemnify in full Seller and its managers, officers, directors and employees (the “Seller Indemnified Parties”) and hold them harmless against any loss, liability, deficiency, damage, expense or cost (including reasonable legal expenses) that the Seller Indemnified Parties may suffer, sustain or become subject to as a result of (a) any misrepresentation in any of the representations or breaches of any of the warranties of Purchaser contained in this Agreement or in any of the Related Documents, (b) any breach of, or failure to perform, any agreement of Purchaser contained in this Agreement or any of the Related Documents, (c) Assumed Liabilities, (d) Purchaser’s use of the Facility (as defined in the Transition Services Agreement), or (e) except for the Excluded Liabilities, any claims, losses or expenses related to any products of Purchaser sold on or after the Closing Date (other than the finished goods Inventory (as identified as finished goods on Schedule 2.2(a), and referenced by date code and serial number as being manufactured before Closing)) (collectively, “Seller Losses”) (Purchaser Losses and Seller Losses shall collectively be referred to as the “Losses”).

8.3          Method of Asserting Claims. As used herein, an “Indemnified Party” shall refer to a “Purchaser Indemnified Party” or “Seller Indemnified Party,” as applicable, the “Notifying Party” shall refer to the party hereto whose Indemnified Parties are entitled to indemnification hereunder, and the “Indemnifying Party” shall refer to the party hereto obligated to indemnify such Notifying Party’s Indemnified Parties.

(a)          In the event that any of the Indemnified Parties is made a defendant in or party to any action or proceeding, judicial or administrative, instituted by any third party for the liability or the costs or expenses of which are Seller Losses or Purchaser Losses, as the case may be (any such third party action or proceeding being referred to as a “Claim”), the Notifying Party shall give the Indemnifying Party prompt notice thereof. The failure to give such notice shall not affect any Indemnified Party’s ability to seek reimbursement except to the extent such failure has materially and adversely affected the Indemnifying Party’s ability to defend successfully a Claim. The Indemnifying Party shall be entitled to contest and defend such Claim; provided, that the Indemnifying Party (i) has a reasonable basis for concluding that such defense may be successful and (ii) diligently contests and defends such Claim. Notice of the intention so to contest and defend shall be given by the Indemnifying Party to the Notifying Party within twenty (20) business days after the Notifying Party’s notice of such Claim (but, in all events, at least five (5) business days prior to the date that an answer to such Claim is due to be filed). Such contest and defense shall be conducted by reputable attorneys employed by the Indemnifying Party. The Notifying Party shall be entitled at any time, at its own cost and expense (which expense shall not constitute a Loss unless the Notifying Party reasonably determines that the Indemnifying Party is not adequately representing or, because of a conflict of interest, may not adequately represent, any interests of the Indemnified Parties), to participate in such contest and defense and to be represented by attorneys of its or their own choosing. If the Notifying Party elects to participate in such defense, the Notifying Party shall cooperate with the Indemnifying Party in the conduct of such defense. Neither the Notifying Party nor the Indemnifying Party may concede, settle or compromise any Claim without the consent of the other party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, in the event the Indemnifying Party fails or is not entitled to contest and defend a claim, the Notifying Party shall be entitled to contest, defend and settle such Claim.

(b)          In the event any Indemnified Party should have a claim against any Indemnifying Party that does not involve a Claim, the Notifying Party shall deliver a notice of such claim with reasonable promptness to the Indemnifying Party. If the Indemnifying Party notifies the Notifying Party that it does not dispute the claim described in such notice or fails to notify the Notifying Party within thirty (30) days after delivery of such notice by the Notifying Party whether the Indemnifying Party disputes the claim described in such notice, the Loss in the amount specified in the Notifying Party’s notice shall be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability with respect to such claim, a representative of each of the Indemnifying Party and the Notifying Party (or their respective designees) shall proceed in good faith to negotiate a resolution of such dispute, and if not resolved through the negotiations of such representatives or designees within sixty (60) days after the delivery of the Notifying Party’s notice of such claim, such dispute (except for any such dispute which gives rise or could give rise to equitable relief under this Agreement) shall be resolved fully and finally by arbitration by an arbitrator selected by the parties, at a location agreed to by the parties, and pursuant to rules of procedure agreed to by the parties. If the parties cannot agree, the arbitration shall be in Chicago, Illinois by an arbitrator selected pursuant to, and an arbitration governed by, the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall resolve the dispute within thirty (30) days after selection and judgment upon the award rendered by such arbitrator may be entered in any court of competent jurisdiction.

8.4          Set-off. Purchaser is hereby granted an express right to set off amounts due under this Article 8 and otherwise hereunder against any amounts owed to Seller by Purchaser; provided, however, the Purchaser and Seller agree that the Purchaser may not set-off against more than $200,000 of the Promissory Note. This right of set-off shall be cumulative and not exclusive of any rights or remedies provided for herein or by law.

8.5          Maximum Liability. Notwithstanding the terms herein, the maximum amount required to be paid by the Seller in the aggregate for Purchaser Losses shall not exceed the Purchase Price, and the maximum amount required to be paid by the Purchaser for Seller Losses shall not exceed the Purchase Price. Seller shall not be required to pay any Purchaser Losses until such Losses in the aggregate exceed $20,000 and then Seller shall be liable for all Purchaser Losses; provided, however, this limitation shall not apply to Excluded Liabilities. Purchaser shall not be required to pay any Seller Losses until such Losses in the aggregate exceed $20,000 and then Purchaser shall be liable for all Seller Losses; provided, however, this limitation shall not apply to Assumed Liabilities.

8.6          Exclusive Remedies. Remedies provided in this Article 8 are the sole and exclusive remedies for the recoveries against another party for matters related to this Agreement, other than the equitable remedies set forth in Section 9.8.

ARTICLE 9.

ADDITIONAL AGREEMENTS

9.1          Survival. The representations, warranties, covenants and agreements set forth in this Agreement or in any writing delivered to Purchaser or Seller in connection with this Agreement shall survive the Closing Date for a period of two (2) years.

9.2          Mutual Assistance. Subsequent to the Closing, Seller on the one hand and Purchaser on the other, at their own cost, shall assist each other (including making records available) in the preparation of their respective tax returns and the filing and execution of tax elections, if required, as well as any audits or litigation that may ensue as a result of the filing thereof, to the extent that such assistance is reasonably requested.

9.3          Press Release and Announcements. No press release related to this Agreement or the transactions contemplated hereby, or other announcements to the employees, customers or suppliers of Seller, shall be issued without the joint approval of Purchaser and Seller. No other public announcement related to this Agreement or the transactions contemplated hereby shall be made by either party, except as required by law.

9.4          Expenses. Each party shall pay all of its expenses in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated by this Agreement. Seller shall pay the cost of recording all documents necessary to place record title to the Purchased Assets in the condition warranted by or required of Seller by this Agreement.

9.5          Further Transfers. After the Closing, Seller shall, and shall cause its affiliates to, execute and deliver such further instruments of conveyance and transfer and take such additional action as Purchaser may reasonably request to effect, consummate, confirm or evidence the transfer to Purchaser of the Purchased Assets. Seller shall execute such documents as may be necessary to assist Purchaser (or its designees) in preserving or perfecting its rights in the Purchased Assets.

9.6          Transition Assistance. From the date hereof and until three (3) years after the Closing, Seller shall not in any manner take any action which is designed, intended or might be reasonably anticipated to have the effect of discouraging customers, suppliers, lessors, employees, sales agents and other business associates from maintaining the same business relationships with Purchaser after the date of this Agreement as were maintained with Seller prior to the date of this Agreement.

9.7          Confidentiality. If the transactions contemplated by this Agreement are not consummated, Purchaser shall maintain the confidentiality of all information and materials received by it reasonably designated by Seller as confidential, and Purchaser shall return to Seller or destroy any materials (and copies thereof) obtained from Seller in connection with the transactions contemplated hereby. Whether or not the transactions contemplated hereby are consummated, Seller shall maintain the confidentiality of all information and materials regarding Purchaser and its affiliates, reasonably designated as confidential by Purchaser. If the transactions contemplated by this Agreement are consummated, Seller shall maintain the confidentiality of all proprietary and other non-public information regarding the Business and the Purchased Assets and shall turn over to Purchaser all such materials in their possession.

9.8	Non-Compete; Non-Solicitation.

(a)          Although it is understood among the parties that Seller desires to stop engaging in business operations similar to that of the Business, as an additional inducement to Purchaser to enter into and to perform its obligations under this Agreement, Seller agrees that, for a period of five (5) years after the Closing Date (the “Non-Competition Period”), Seller shall not, in the United States or in any foreign country in which Seller currently does business, directly or indirectly, either for itself or any other person or entity, own, manage, control, participate in, permit its name to be used by, consult with, render services for or otherwise assist in any manner any entity that owns, invests in, manages, controls or engages in the business of designing, distributing and selling products which are similar to those of the Business.

(b)          Seller agrees that, for a period of five (5) years after the Closing, it shall not directly or indirectly offer employment to or hire any current employee or sales agent of the Seller who becomes the employee or sales agent of the Purchaser and it shall not interfere with sources of supply of Purchaser in its operation of the Business.

(c)           If, at the time of enforcement of this Section 9.8, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area.

(d)          Seller recognizes and affirms that in the event of breach by it of any of the provisions of this Section 9.8 money damages would be inadequate and Purchaser would have any adequate remedy at law. Accordingly, Seller agrees that the Purchaser shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the obligations under this Section 9.8 by an action or actions for specific performance, injunction and/or other equitable relief without posting any bond or security to enforce or prevent any violations, whether anticipatory, continuing or future, of the provisions of this Section 9.8, including, without limitation, the extension of the Non-Competition Period by a period equal to (i) the length of the violation of this Section 9.8 plus (ii) the length of any court proceedings necessary to stop such violation. In the event of a breach or violation by Seller of any of the provisions of this Section 9.8, the running of the Non-Competition Period, but not of Seller’s obligations under this Section 9.8, shall be tolled during the period during which the occurrence of any such breach or violation is investigated and during the continuance of any such breach or violation.

9.9          Specific Performance. Purchaser and Seller acknowledge that the Business and the Purchased Assets are unique and recognize and affirm that in the event of a breach of this Agreement money damages would be inadequate and the non-breaching party would have no adequate remedy at law. Accordingly, Purchaser and Seller agree that the non-breaching party shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the breaching Party’s obligations hereunder by an action or actions for specific performance, injunction and/or other equitable relief, without posting any bond or security.

9.10       Remittances. All remittances, mail and other communications relating to the Purchased Assets or the Business received by Seller or the managers, officers and directors of Seller, at any time after the Closing Date shall be immediately turned over to Purchaser by such parties. Seller shall cooperate with Purchaser, and take such actions as Purchaser reasonably requests, to assure that customers of the Business send their remittances directly to Purchaser, and to assure that remittances from customers of the Business which are improperly sent to Seller are not commingled with Seller’s assets and are turned over to Purchaser.

9.11       Employees and Agents of Seller. Purchaser is under no legal obligation to employ any personnel presently employed by the Seller. Prior to the Closing Date, Purchaser may, but shall not be required to, offer employment to such persons currently employed by Seller as part of the Business as Purchaser in its sole discretion shall determine. Purchaser shall have the absolute right to establish all terms and conditions of employment, including wages, benefits and benefit plans, for any employees of the Seller to whom it chooses to make an offer of employment to be employed by Purchaser. Further, it is expressly agreed that Purchaser is not bound to assume, implement or continue any wages, terms and conditions of employment, benefits or benefit plans which may currently exist for any of the Seller’s employees. All such offers of employment shall be on the terms and conditions established by Purchaser and shall be contingent upon employment commencing with Purchaser only following the Closing Date. The Seller agrees not to discourage any individuals who are offered employment or an agency relationship with Purchaser from accepting such employment or agency relationship with Purchaser.

ARTICLE 10.

MISCELLANEOUS

10.1       Amendment and Waiver. This Agreement may be amended, and any provision of this Agreement may be waived; provided that any such amendment or waiver shall be binding on Seller only if such amendment or waiver is set forth in a writing executed by Seller and that any such amendment or waiver shall be binding upon Purchaser only if such amendment or waiver is set forth in a writing executed by Purchaser. No course of dealing between or among any persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

10.2       Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when personally delivered, mailed by first class mail, return receipt requested or delivered by a nationally recognized courier service. Notices, demands and communications to Seller or Purchaser shall, unless another address is specified in writing in accordance herewith, be sent to the address indicated below:

Notices to Seller:

Nature Vision, Inc.

213 NW 4th Street

Brainerd, Minnesota 56401

Attention: Jeff Zernov

Phone: (218) 825-0733

Fax: (218) 825-0721

with a copy to:

Gray, Plant, Mooty,

Mooty & Bennett, P.A.

500 IDS Center

80 South Eighth Street

Minneapolis, MN 55402

Phone: (612) 632-3002

Fax: (612) 632-4002

Notices to Purchaser

Photogenic Professional Lighting

1268 Humbracht Circle

Bartlett, Illinois 60103

Attention: Ken Orlando

Phone: (630) 830-2500

Fax: (630) 830-2525

with a copy to:

Vedder, Price, Kaufman & Kammholz, P.C.

222 North LaSalle Street

Chicago, Illinois 60601

Attention: Lane R. Moyer, Esq.

Phone: (312) 609-7500

Fax: (312) 609-5005

10.3       Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, personal representatives, successors and permitted assigns (including all successors and assignees in the event of Seller’s liquidation or the sale of substantially all of the assets of Seller) as the case may be, but neither this Agreement nor any of the rights, interests or obligations hereunder of Seller shall be assignable by Seller without the prior written consent of Purchaser. Purchaser may assign this Agreement without restriction to any of its affiliates, existing as of the date hereof or in the future, or to its senior lender; provided Purchaser unconditionally guarantees to Seller at the time of such assignment the prompt and complete performance of all of such affiliates’ obligations hereunder.

10.4       Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

10.5       No Third-Party Beneficiaries. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any other persons other than the parties hereto and their respective successors, permitted assigns, heirs, legatees and personal representatives, as the case may be, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party, nor shall any provision give any third parties any right of subrogation or action over or against any party. This Agreement is not intended to and does not create any third-party beneficiary rights whatsoever.

10.6       No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any person.

10.7       Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

10.8       Complete Agreement. This document and the documents referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

10.9       Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.

10.10     Governing Law. The internal law, not the law of conflicts, of the State of Illinois shall govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

PROMARK INTERNATIONAL, INC. d/b/a PHOTOGENIC PROFESSIONAL LIGHTING
By:	/S/ Kenneth Orlando
Its:	President

NATURE VISION, INC.
By:	/S/ Michael Day
Its:	Chief Financial Officer